UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2008

Banks.com, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	001-33074	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices) (Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 14, 2008, the Board of Directors (the “Board”) of Banks.com, Inc. (the “Company”) conducted an annual assessment of the individual performance of each of the Company’s executive officers. As a result of such assessment and in consideration for Gary W. Bogatay, Jr.’s significant contributions to the Company during Fiscal Year 2007, based on the recommendation of the Compensation Committee of the Board, the Board approved the issuance of One Hundred and Fifty Thousand (150,000) shares of common stock of the Company to Mr. Bogatay (the “Company Shares”). In connection with the issuance of the Company Shares, Daniel O’Donnell, the Company’s Chief Executive Officer and Steven Ernst, the Company’s Executive Vice President, Enterprise Architecture also transferred an aggregate of One Hundred and Fifty Thousand (150,000) shares of Company common stock beneficially owned by them to Mr. Bogatay (the “Transferred Shares”). Based on the recommendation of the Compensation Committee of the Board, the Board also approved (i) the payment of an additional amount to Mr. Bogatay equal to any income tax resulting from the issuance of the Company Shares plus any taxes imposed on the foregoing amount and (ii) the payment to Mr. O’Donnell and Mr. Ernst of an amount equal to any taxes imposed on them resulting directly from the transfer of the Transferred Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2008	BANKS.COM, INC.

	By:	/s/ Gary W. Bogatay, Jr.
	Name:	Gary W. Bogatay, Jr.
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)